EXHIBIT 16.1

January 3, 2008

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, NE
Washington, DC 20549

RE: Franklin Towers Enterprises, Inc.

Ladies and Gentlemen:

We have read the statements of Franklin Towers Enterprises, Inc. pertaining to our Firm included under Item 4.01 of Form 8-K dated January 2, 2008 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/ WOLINETZ, LAFAZAN & COMPANY, CPA’S, P.C.

WOLINETZ, LAFAZAN & COMPANY, CPA’S, P.C.